Exhibit 99.1

DayStar Technologies Announces 2010 Third Quarter Financial Results

Makes Significant Progress on Debt and Expense Reduction Initiative

Continues Discussions With Potential Strategic Partners

Milpitas, CA, November 15, 2010 – DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of solar photovoltaic products based on CIGS thin-film deposition technology, today announced financial results for its third quarter ended September 30, 2010.

Net loss for the third quarter of 2010 was $7.4 million or $1.62 per share, compared with a net loss of $6.2 million or $1.66 per share in the third quarter of 2009. The net loss for the third quarter of 2010 included non-cash expenses of $6.3 million which increased the loss per share by $1.38 per share. The net loss for the third quarter excluding non-cash charges was $1.1 million or $0.24 per share, reflecting the significant cost savings measures implemented by the Company including a reduction in workforce and decrease in occupancy costs.

The non-cash charges resulted from the restructuring of the Company’s balance sheet in an effort to extinguish certain liabilities while we pursue strategic partnerships to commercialize our product. The Company incurred $2.0 million in restructuring charges related to the impairment of certain equipment during the quarter. Additionally, during the third quarter the Company restructured all of its existing convertible notes which resulted in the extinguishment of the original notes on the balance sheet and the recording of new notes and corresponding conversion features. This resulted in a loss on extinguishment of debt of $4.9 million during the quarter, primarily due to the fair value of the conversion features on the restructured notes.

The per share losses were calculated on the weighted average common shares outstanding of 4.6 and 3.7 million for the third quarter ended September 30, 2010 and 2009, respectively.

DayStar CEO, Magnus Ryde, commented, “We are pleased with the progress we have made to significantly decrease debt and operating expenses. We were able to reduce our accounts payable and accrued expenses by $7.8 million during the quarter and we hope to complete our debt reduction program during the fourth quarter. In addition, we have significantly reduced our operating expenses. The debt and operating expense reductions should better position the Company as we continue our discussions with potential strategic partners to pursue opportunities to manufacture our CIGS modules offshore. As we stated on July 22, 2010, we are pursuing partnerships to implement this strategy. Those potential partnerships, if consummated, could include joint ventures, licensing agreements, contract manufacturing agreements, a reverse merger with or an acquisition of DayStar.”

The balance sheet as of September 30, 2010, and the statement of operations for the three months and nine months ended September 30, 2010, are attached as exhibits to this press release.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing and marketing of solar photovoltaic products based upon CIGS thin film deposition technology. For more information, visit the DayStar website at www.daystartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release regarding our business that are not historical facts may be considered “forward-looking statements.” The forward-looking statements in this news release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve substantial risks and uncertainties that could cause actual results and outcomes to be materially different. Such forward–looking statements include statements regarding our expected debt and cost reduction programs and prospective fundraising and potential strategic partnership efforts. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties include our ability to raise substantial additional capital in the short term, our ability to achieve favorable outcomes in pending litigation, our ability to continue our business as a going concern, our ability to execute our commercialization plan, our ability to continue our debt and cost reduction programs, and such other risks and uncertainties detailed in our annual report on Form 10-K for the year ended December 31, 2009, our quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

DayStar Technologies, Inc.

Patrick J. Forkin III

Sr. VP Corporate Development & Strategy

408.907.4633

investor@daystartech.com

Christopher T. Lail

Vice President & Corporate Controller

408.884.0019

investor@daystartech.com

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$187,408	$17,320
Other current assets	397,102	343,083

Total current assets	584,510	360,403

Property and Equipment, at cost	27,203,439	52,915,965
Less accumulated depreciation and amortization	(5,482,831)	(6,388,914)

Net property and equipment	21,720,608	46,527,051

Other Assets:
Other assets	37,922	246,396

Total Assets	$22,343,040	$47,133,850

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$11,918,606	$18,387,530
Notes and capital leases payable, current portion, net of discount of $3,445,053 and $795,413, respectively	1,809,947	1,629,587
Deferred rent, current portion	—	139,870

Total current liabilities	13,728,553	20,156,987
Long-Term Liabilities:
Deferred rent	—	3,452,790
Conversion feature	6,173,571	251,618
Stock warrants	24,855	131,835

Total long-term liabilities	6,198,426	3,836,243
Stockholders’ Equity	2,416,061	23,140,620

Total Liabilities and Stockholders’ Equity	$22,343,040	$47,133,850

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Product revenue	$—	$—	$—	$—
Research and development contract revenue	—	—	—	—

Total revenue	—	—	—	—
Costs and Expenses:
Research and development	210,869	2,998,177	5,264,054	12,164,271
Selling, general and administrative	1,328,056	2,006,535	4,661,127	4,846,650
Restructuring	1,979,819	—	9,745,407	—
Depreciation and amortization	375,515	807,716	1,745,367	2,795,026

Total costs and expenses	3,894,259	5,812,428	21,415,955	19,805,947
Other (Expense) Income:
Other (expense) income	(46,720)	(341,985)	(32,345)	(485,278)
Interest expense	(185,610)	(36,390)	(413,534)	(105,597)
Amortization of note discount and financing costs	(1,809,947)	(107,483)	(3,341,963)	(107,483)
Gain on derivative liabilities	3,399,283	128,983	4,274,348	28,341
Loss on extinguishment of debt	(4,899,267)	—	(4,899,267)	—

Total other (expense) income	(3,542,261)	(356,875)	(4,412,761)	(670,017)

Net Loss	$(7,436,520)	$(6,169,303)	$(25,828,716)	$(20,475,964)

Weighted Average Common Shares Outstanding (Basic And Diluted)	4,582,153	3,706,098	4,176,480	3,712,433

Net Loss Per Share (Basic and Diluted)	$(1.62)	$(1.66)	$(6.18)	$(5.52)